                                                                      EXHIBIT 23

Consent of Deloitte & Touche LLP, independent public accountants



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-71812 and 33-86980 of Books-A-Million, Inc. (the Company) on Form S-8 of our report dated April 30, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 10 and the adoption of a new accounting principle as described in Note 1 to the consolidated financial statements), incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended February 1, 2003, and of our report on the financial statement schedule, dated April 30, 2003, appearing in this Annual Report on Form 10-K of the Company for the year ended February 1, 2003.

/s/   DELOITTE & TOUCHE LLP

Birmingham, Alabama
April 30, 2003